Castlight Health Announces Key Management Changes

Maeve O’Meara Named Chief Executive Officer; Siobhan Nolan Mangini Named President

SAN FRANCISCO (July 30, 2019) – Castlight Health, Inc. (NYSE: CSLT) today announced that Maeve O’Meara has been named as the company’s CEO and to a seat on its Board of Directors, and that Siobhan Nolan Mangini will serve as the company’s President and retain her position of Chief Financial Officer. Maeve and Siobhan have worked at Castlight for nine years and seven years respectively, leading a wide variety of corporate functions during their tenures. John Doyle is stepping down from his role as CEO and Director. These changes are effective immediately.

“With the appointments of Maeve as CEO and Siobhan as President, the Castlight board is recognizing the exceptional leadership that both have provided as the company has scaled, as well as the impressive bench of talent Castlight has developed over the years,” said Judith Verhave, former Global Head of Compensation and Benefits for BNY Mellon and member of the Castlight Board of Directors. “Maeve and Siobhan have the vision and experience that Castlight needs to drive the company to the next chapter of growth.”

Maeve O’Meara joined Castlight nearly a decade ago, after working as an investor with Highland Capital Partners and as a consultant with Bain & Company. Early in her tenure, Maeve served as the product lead for Castlight’s transparency and personalization solutions, which drove Castlight’s early market success. In the years since, she has played a prominent role as Castlight has scaled: creating deep relationships with employer customers, overseeing product development and delivery, fostering a deep talent pool, building Castlight’s relationship with Anthem, and developing an influential voice in the industry. She has held leadership roles in Product Management, Customer Experience, Business Development, Product Design, and Product Marketing, and most recently served as Executive Vice President of Product and Customer Experience.

“Maeve is a talented leader, with deep healthcare and technology expertise,” said Rajeev Ronanki, Senior Vice President and Chief Digital Officer at Anthem. “She has been essential to Anthem’s relationship with Castlight, and we look forward to working with her in this new capacity.”

“Maeve is a product visionary and a force for good in employer health benefits,” said Shawn Leavitt, Senior Vice President, Total Rewards at Comcast. “As a longtime customer, I have always felt like I could count on her to champion Comcast’s needs. I am excited to see her take the reins at Castlight.”

In her role as Executive Vice President of Product and Customer Experience, Maeve managed all customer-facing functions, and oversaw the build and launch of Castlight’s two new solutions: Castlight Complete, its comprehensive navigation platform for large employers, and Engage, its health plan platform. Castlight’s technology now serves approximately 260 customers and improves the health experience for approximately 20 million members. Maeve serves on the National Business Group on Health Cost Institute, and was named one of Employee Benefits News’ Top Digital Innovators this year.

“Through her work with NBGH and her work on our Cost Institute, Maeve has been an invaluable partner to employers seeking to address rising health costs and improve the employee healthcare experience,” said Brian Marcotte, President and CEO of the National Business Group on Health. “She is a true thought leader who consistently strives to push the industry forward.”

Maeve O’Meara commented: “Since its founding, Castlight has never wavered from its mission to improve the health experience of the millions of people we serve. Together with our employer customers, health plan partners, and ecosystem partners, we have an incredible opportunity to raise the bar in our continued pursuit of this mission. I am honored and humbled to be asked to lead this dedicated team as we embark on the next phase.”

For the past three years, Siobhan Nolan Mangini has served as Castlight’s Chief Financial Officer. She has increased the company’s investment in critical customer and research and development initiatives while driving Castlight towards sustainability. Siobhan first joined the company seven years ago in strategy and business development, after working as a consultant with Bain & Company and as an investor at the Kaiser Family Foundation. She has held a variety of roles at Castlight and has focused on driving operational excellence and cross-functional collaboration while leading the finance, investor relations, accounting, real estate, and business operations functions. As President, Siobhan’s expanded duties will include oversight of the daily management of the organization.

About Maeve O’Meara, CEO
Maeve O’Meara, 37, has served as Executive Vice President, Product and Customer Experience since June 2018. Maeve joined the Company in 2010, and previously served as the Company’s Chief Product Officer and Senior Vice President of Products. Prior to joining the Company, Maeve was a venture capital investor at Highland Capital Partners, a venture capital firm, where she focused on investments in healthcare IT and services and the consumer internet markets. Maeve holds an M.B.A. from Stanford Graduate School of Business and a B.A. in Economics from the University of Virginia.

About Siobhan Nolan Mangini, President and CFO
Siobhan Nolan Mangini, 38, has served as Chief Financial Officer since July 2016. Prior to that she served as Vice President, Finance & Business Operations, from October 2015 to July 2016. She joined the Company in February 2012 and previously served as Senior Director, Financial Planning & Business Operations, from November 2014 to September 2015, and as Director, Strategy & Business Development, from February 2012 to September 2014. Prior to joining the Company, she worked at Bain & Company, a management consulting company, from 2009 to January 2012, working in the health care and private equity practices. Siobhan holds a B.S. in Economics from The Wharton School at the University of Pennsylvania, an M.B.A. from the Graduate School of Business at Stanford University, and an M.P.A. from The Kennedy School of Government at Harvard University. Ms. Nolan Mangini is a CFA charterholder.

About Castlight Health
Castlight is on a mission to make it as easy as humanly possible to navigate healthcare and live happier, healthier, more productive lives. Our health navigation platform connects with hundreds of health vendors, benefits resources, and plan designs, giving rise to the world's first comprehensive app for all health needs. We guide individuals—based on their unique profile— to the best resources available to them, whether they are healthy, chronically ill, or actively seeking medical care. In doing so, we help companies regain control over rising healthcare costs and get more value from their benefits investments. Castlight revolutionized the healthcare sector with the introduction of data-driven price transparency tools in 2008 and the first consumer-grade wellbeing platform in 2012. Today, Castlight serves as the health navigation platform for millions of people and is a trusted partner to many of the largest employers in the world.

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Castlight Media Contact:
Courtney Lamie
press@castlighthealth.com
276-492-4248